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                  STEWART & STEVENSON SERVICES, INC. ANNOUNCES
                       ADJOURNMENT AND RELOCATION OF ITS
                        ANNUAL MEETING OF SHAREHOLDERS


JUNE 11, 2001 - Houston, Texas - Stewart & Stevenson Services, Inc. (NASDAQ:SSSS) today announced that Mr. C. Jim Stewart II, Chairman of the Board of Directors, has adjourned its Annual Meeting of Shareholders scheduled to be held at 10:00 a.m. on Tuesday, June 12, 2001, in the Chase Auditorium, 601 Travis Street, Houston, Texas 77002. The Annual Meeting of Shareholders is adjourned until 11:00 a.m. on Tuesday, June 12, 2001, and will be relocated to the Doubletree Hotel at Post Oak, 2001 Post Oak Boulevard, Houston, Texas 77056. Directions may be obtained by calling the Doubletree Hotel.


        The adjournment and change in location is due to flooding disruptions in downtown Houston, Texas.


                                   Stewart & Stevenson Services, Inc., founded
                            in 1902, is a billion-dollar company that manufactures, distributes, and provides service for a wide range of industrial products and
[STEWART & STEVENSON LOGO]  diesel-powered equipment to key industries worldwide, including petroleum, power generation, defense, airline, marine and transportation. For more information on Stewart & Stevenson visit www.ssss.com.